State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: ____________

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Autostrada Motors, Inc.
2. The date the following amendment(s) was adopted: October 18, 2006
3. If changing the corporation name, the new name of the corporation is: Waterbank of America (USA) Inc.
4. The text of each amendment adopted (include attachment if additional space needed):

Article I - Name.

The name of this corporation is "Waterbank of America (USA) Inc."

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: Not applicable.
6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [ ] No shares have been issued or directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected – Adopted by the board of directors
- [x] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [ ] The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for apporval by that voting group – Adopted by the shareholders

7. Delayed effective date (if not to be effective upon filing) ____________ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] Title: VICE PRESIDENT

Dated this ______ day of October, 2006

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Division's Website: www.corporations.utah.gov

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html